EXHIBIT 99.1

Celsion Corporation to Raise $15 Million in Private Placement

Investment by Leading Life Science Institutional Investors

LAWRENCEVILLE, NJ – December 1, 2011 – Celsion Corporation (NASDAQ:CLSN) today announced that it has received commitments from investors, including leading life science institutional investors and certain directors of the Company, to purchase an aggregate of $15 million of the Company's securities in a private placement. Closing of the offering is expected to take place on or about December 6, 2011, subject to the satisfaction of customary closing conditions.

Under the terms of the offering, the Company will sell an aggregate of 6,486,488 shares of common stock at a price of $2.3125 per share along with warrants to purchase an additional 3,243,244 shares of common stock at an exercise price of $2.36 per share. The warrants will be exerciseable until five years from the issuance dates. The Company is required to file a resale registration statement within 30 days following the closing that covers the resale by the investors of the shares and the shares issuable upon exercise of the warrants.

The estimated net proceeds to the Company from the offering are expected to be approximately $13.9 million. The Company intends to use the net proceeds from the offering for general corporate purposes, including the funding of the clinical development of its ThermoDox® Phase III HEAT Study.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), acted as the exclusive placement agent for the private placement.

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Additional Information:

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the amount and use of proceeds the Company expects to receive from the offering, the closing of the offering, and the exercise of the warrants. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact

David Pitts
Argot Partners
212-600-1902
David@argotpartners.com